Exhibit 99.A

EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.”  The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings.  The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: December 10, 2015

GGCP, INC.
GGCP HOLDINGS, LLC
MARIO J. GABELLI

	By:	/s/ Douglas R. Jamieson
Douglas R. Jamieson
Attorney-in-Fact

Schedule I

Information with Respect to Executive
Officers and Directors of the Undersigned

The following sets forth as to each of the executive officers and directors of the Reporting Persons:  his name; his business address; his present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.  Unless otherwise specified, the principal employer of each such individual is GAMCO Asset Management Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., G.research, Inc., Teton Advisors, Inc., Associated Capital Group, Inc. or GAMCO Investors, Inc., the principal business address of each of which is One Corporate Center, Rye, New York 10580, and each such individual identified below is a citizen of the United States.  To the knowledge of the undersigned, during the last five years, no such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and no such person was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws.

Entity/Officer or Director	Principal Occupation and Employment

GGCP, Inc. Directors:

Mario J. Gabelli

Chairman & Chief Executive Officer
GAMCO Investors, Inc.
Director/Trustee of all registered investment companies advised by Gabelli Funds, LLC

Executive Chairman and Chief Executive Officer
Associated Capital Group, Inc.

Chief Executive Officer and Chief Investment Officer
GGCP, Inc.

Marc J. Gabelli	President Associated Capital Group, Inc. President and Managing Director Gabelli Securities, Inc.

Matthew R. Gabelli	Vice President — Trading G.research, Inc.

Entity/Officer or Director	Principal Occupation and Employment

Michael M. Gabelli	President and Chief Operating Officer Gabelli Partners, LLC

Fredric V. Salerno (Chairman)	Former Vice Chairman and Chief Financial Officer Verizon Communications

Vincent S. Tese	Executive Chairman of FCB Financial Corp. Lawyer, Investment Adviser and Cable Television Executive Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas, 26th floor New York, NY 10036

Officers:

Mario J. Gabelli	See above.

Marc J. Gabelli	See above.

Vincent J. Capurso	Executive Vice President and General Tax Counsel GGCP, Inc.

Silvio A. Berni	Vice President, Assistant Secretary and Controller GGCP, Inc.

GGCP Holdings, LLC Members:

GGCP, Inc.	Manager and Member GGCP Holdings, LLC

Mario J. Gabelli	See above.

Set forth below is the beneficial ownership of the Issuer’s Class A Shares and Class B Shares for each of the Covered Persons as of December 9, 2015, except for Covered Persons who are also Reporting Persons, whose beneficial ownership is reported in Item 5 above.  Unless otherwise indicated, to our knowledge, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by those persons.  This table does not reflect the fact that the Class B Shares are convertible into Class A Shares so as to provide a more accurate depiction of each Covered Persons’ voting power, as the Class B Shares have ten votes per share and the Class A Shares have only one vote per share.  None of the Covered Persons in the table below has voting power in excess of 1% of the voting power of the Common Stock.

	No. of shares of Class A Common Stock	No. of shares of Class B Common Stock
Silvio A. Berni	—	—
Vincent J. Capurso	—	—
Marc J. Gabelli	20,768	3,018
Matthew R. Gabelli	10,128	56,729
Michael M. Gabelli	10,445	17,047
Frederick V. Salerno	—	—
Vincent S. Tese	—	—